Exhibit 99.1

Michael G. Bazinet	Mark A. Rozelle
Media Relations	Investor Relations
(800) 878-0549	(203) 622-3520

UST REPORTS RECORD RESULTS IN NET SALES AND NET EARNINGS FOR 2003

     GREENWICH, Conn., Jan. 23, 2004 – UST Inc. (NYSE: UST) today announced that for the year ended Dec. 31, 2003, net sales increased 3.6 percent to a record $1.743 billion and net earnings reached a record $492.7 million. Diluted earnings per share for the year amounted to $2.94.

     For the fourth quarter 2003, net sales increased 5.2 percent to $446.2 million, and net earnings and diluted earnings per share were $128.8 million and $.77, respectively.

     The fourth quarter and year 2002 results included a $1.3 billion judgment against the company in its antitrust case, resulting in a fourth quarter net loss of $642.6 million or $3.82 per share and a net loss of $271.5 million, or $1.61 per share for the year.

     “We were able to achieve record sales and earnings for the year, despite increased competitive pressures and a difficult economic environment for our businesses,” said Vincent A. Gierer, Jr., UST chairman and chief executive officer. “With our 2004 plans focused on accelerating growth in the adult consumer base for our smokeless tobacco products and getting our wine business back on the growth track, I’m convinced we will see increased shareholder value over the long-term.”

     The increase in cost of products sold accelerated in the fourth quarter primarily due to a charge related to F.W. Rickard Seeds, Inc. and improved volume trends in the smokeless tobacco and wine businesses.

     Net interest expense increased significantly for both periods as a result of lower interest income and higher average debt levels.

     The company repurchased 1.1 million shares at a cost of $39.6 million during the fourth quarter and 4.6 million shares at a cost of $150.1 million for the year.

Smokeless Tobacco

     Smokeless Tobacco segment fourth quarter 2003 revenue increased 4.9 percent to $375.9 million and operating profit increased 0.8 percent to $220.5 million. Moist smokeless tobacco net can sales increased 1.5 percent to 157.3 million.

     For the year ended December 31, revenue increased 4.0 percent to $1.505 billion, on stable moist smokeless tobacco net can sales of 636.1 million. Operating profit increased 1.7 percent to $866.5 million.

     Moist smokeless tobacco net can sales for the fourth quarter include 12.4 million cans of new products launched within the last three years, representing 7.9 percent of total net can sales. This was a 5 million can increase over the year ago quarter. Promotional volume was 7.6 million cans or 4.8 percent of total net can sales and included 3 million promotional 15- gram cans, as the company began testing various can sizes in the marketplace.

     Results for the fourth quarter include a charge of $5.5 million for F.W. Rickard Seeds, Inc., a second-tier subsidiary of U.S. Smokeless Tobacco Company. The charge is primarily a result of a write down of inventory due to a change in market conditions for certain types of seed, exacerbated by a lack of effective inventory control by prior management. For the year, the total charge related to F.W. Rickard Seeds, Inc. amounted to

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$15.9 million and was completely offset by a reduction in the company’s incentive compensation (bonus) fund included in selling, advertising and administrative expense.

     “Despite increased price value competition, USSTC delivered record sales and operating profit for the year,” said Murray S. Kessler, president of USSTC. “We believe our 2004 plans, which include an incremental investment of $24 million focused on category growth initiatives, will ultimately result in accelerated premium can sales.”

     USSTC Retail Activity Data Share & Volume Tracking System (RAD-SVT), measuring shipments to retail for the 26-week period ended November 29, 2003, on a can-volume basis, indicates total category shipments increased 2.6 percent, versus the year-ago period. The premium segment declined 3.8 percent and the price value segment increased 25.7 percent during the same period. USSTC’s total share declined 2.8 percentage points to 72.7 percent. Versus the 26-week period reported last quarter, USSTC’s total share declined 0.3 percentage points.

     RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.

Wine Segment

     Wine segment fourth quarter 2003 revenue increased 1.7 percent to $59.1 million on a 7.9 percent increase in premium case sales. Although sales trends improved substantially from the second and third quarter of 2003, they continue to be affected by a combination of factors in the marketplace, including increased price competition caused by the oversupply of grapes, cheaper imports and a relatively weak economy. Operating profit increased 1.4 percent to $10.9 million.

     For the year ended December 31, net sales declined 4.2 percent to $194.9 million on a 0.4 percent increase in premium case sales. Operating profit of $24.3 million declined 19.2 percent over the corresponding 2003 period.

Outlook

     As outlined at a recent conference for investors and analysts, in 2004 the company expects to spend an additional $24 million in efforts to accelerate growth in the smokeless tobacco category by increasing investment in product innovation and programs to reach out to new adult consumers. While the short-term earnings growth rate will be negatively impacted by approximately 3 percent due to the increased investment in category building, it is still expected to result in record sales and earnings in 2004, and accelerated growth in 2005 and beyond.

     In 2004, the company anticipates increasing diluted earnings per share in the range of 2 to 5 percent above 2003. From a trend perspective, diluted earnings per share growth should be higher in the first quarter; flatter in the second and third quarters as spending is increased due to execution of initiatives; and stronger in the fourth quarter as the initiatives begin taking effect.

     A conference call is scheduled for 11 a.m. Eastern time today to discuss the quarterly results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling 1-888-203-1112 or 719-457-0820, code #633761 or by visiting the website.

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UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Rooster, and Red Seal. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label. Other consumer products marketed by UST subsidiaries include Don Tomás, Astral and Helix premium cigars.

All statements, other than statements of historical facts, which address activities, or actions that the company expects or anticipates will or may occur in the future, and other such matters are forward-looking statements. To take advantage of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, the company is identifying certain factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company.

Any one, or a combination, of factors could materially affect the results of the company’s operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing initiatives, uncertainties associated with ongoing and future litigation, legal and regulatory initiatives (including those described under Items 1 and 3 of the company’s Annual Report on Form 10-K and in the company’s Form 8-K, and 10-Qs filed thereafter) and conditions in the capital markets. Forward-looking statements made by the company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, as well as other factors beyond the control of the company, actual results may differ from those in the forward-looking statements.

(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)

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UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Year ended December 31,

	2003	2002	% Change

Net sales	$1,742,629	$1,682,877	+ 3.6
Costs and expenses
Costs of products sold	392,742	365,077	+ 7.6
Selling, advertising and administrative	475,835	455,513	+ 4.5

Total costs and expenses	868,577	820,590	+ 5.8

Operating income	874,052	862,287	+ 1.4
Litigation loss	—	1,260,510	N/M
Interest, net	76,902	46,140	+66.7

Earnings (loss) before income taxes	797,150	(444,363)	N/M
Income tax expense (benefit)	304,485	(172,894)	N/M

Net earnings (loss)	$492,665	$(271,469)	N/M

Net earnings (loss) per share:
Basic	$2.96	$(1.61)	N/M
Diluted	$2.94	$(1.61)	N/M
Dividends per share	$2.00	$1.92	+ 4.2
Average number of shares:
Basic	166,572	168,786
Diluted	167,698	168,786

	Fourth Quarter

	2003	2002	% Change

Net sales	$446,170	$424,032	+ 5.2
Costs and expenses
Costs of products sold	108,194	94,043	+ 15.0
Selling, advertising and administrative	110,597	103,919	+ 6.4

Total costs and expenses	218,791	197,962	+ 10.5

Operating income	227,379	226,070	+ 0.6
Litigation loss	—	1,260,510	N/M
Interest, net	19,110	13,469	+ 41.9

Earnings (loss) before income taxes	208,269	(1,047,909)	N/M
Income tax expense (benefit)	79,482	(405,261)	N/M

Net earnings (loss)	$128,787	$(642,648)	N/M

Net earnings (loss) per share:
Basic	$.78	$(3.82)	N/M
Diluted	$.77	$(3.82)	N/M
Dividends per share	$.50	$.48	+ 4.2
Average number of shares:
Basic	165,660	168,441
Diluted	166,949	168,441

UST
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	December 31,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$438,040	$382,003
Inventories	573,334	535,704
Restricted deposits	—	1,242,431
All other current assets	122,685	131,129

Total current assets	1,134,059	2,291,267
Property, plant and equipment, net	377,933	389,866
Other assets	101,412	84,142

Total assets	$1,613,404	$2,765,275

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Litigation liability	$—	$1,260,510
All other current liabilities	238,562	201,932

Total current liabilities	238,562	1,462,442
Long-term debt	1,140,000	1,140,000
Other liabilities	176,153	209,823

Total liabilities	1,554,715	2,812,265
Stockholders’ equity (deficit)
Capital stock	103,750	102,720
Additional paid-in capital	752,549	696,905
Retained earnings	479,967	320,288
Accumulated other comprehensive loss	(23,458)	(62,879)

	1,312,808	1,057,034
Less treasury stock	1,254,119	1,104,024

Total stockholders’ equity (deficit)	58,689	(46,990)

Total liabilities and stockholders’ equity (deficit)	$1,613,404	$2,765,275

UST
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,

	2003	2002

OPERATING ACTIVITIES
Net cash (used in) provided by operating activities(1)	$(708,909)	$796,624
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(45,080)	(57,214)
Dispositions of property, plant and equipment	2,273	3,147

Net cash used in investing activities	(42,807)	(54,067)

FINANCING ACTIVITIES
Proceeds from debt	—	593,292
Repayment of debt	—	(325,875)
Proceeds from the issuance of stock	48,403	57,089
Dividends paid	(332,986)	(324,233)
Stock repurchased	(150,095)	(50,262)
Withdrawals from (deposits into) restricted deposits	1,242,431	(582,534)

Net cash provided by (used in) financing activities	807,753	(632,523)

Increase in cash and cash equivalents	56,037	110,034
Cash and cash equivalents at beginning of year	382,003	271,969

Cash and cash equivalents at end of period	$438,040	$382,003

(1) Net cash used in operating activities in 2003 includes the payment of the company’s antitrust award of $1.262 billion and net cash provided by operating activities of $552 million. In January 2003, the company paid the antitrust award utilizing funds held in restricted deposits in the amount of $1.242 billion and $19.7 million of additional cash in satisfaction of the award.

UST
SUPPLEMENTAL SCHEDULE
(Unaudited)

	Fourth Quarter			Year Ended December 31,

Consolidated Results	2003	2002	%	2003	2002	%

Net Sales (mil)	$446.2	$424.0	5.2%	$1,742.6	$1,682.9	3.6%
Operating Income (mil)	$227.4	$226.1	0.6%	$874.1	$862.3	1.4%
Net Earnings (mil)	$128.8	$(642.6)	N/M	$492.7	$(271.5)	N/M
Diluted EPS	$.77$	(3.82)	N/M	$2.94	$(1.61)	N/M

Smokeless Tobacco
Net Sales (mil)	$375.9	$358.4	4.9%	$1,504.9	$1,447.1	4.0%
Operating Profit (mil)	$220.5	$218.8	0.8%	$866.5	$851.8	1.7%

MST Net Can Sales
Premium (mil)	141.9	142.6	-0.5%	576.9	586.3	-1.6%
Price Value (mil)	15.4	12.3	25.2%	59.2	49.5	19.7%

Total (mil)	157.3	154.9	1.5%	636.1	635.8	0.0%

Wine
Net Sales (mil)	$59.1	$58.1	1.7%	$194.9	$203.5	-4.2%
Operating Profit (mil)	$10.9	$10.7	1.4%	$24.3	$30.1	-19.2%
Premium Case Sales (thou)	989	917	7.9%	3,283	3,269	0.4%

	Volume %		Point	Point
	Chg. vs.		Chg. vs.	Chg. vs.
RAD-SVT 26 wks ended 11/29/03(1)	YAGO	Share	YAGO	26 wks ended 9/06/03

Total Category	2.6%
Total Premium Segment	-3.8%	73.1%	-4.8 pts	-0.9pts
Total Price Value Segment	25.7%	26.7%	4.8 pts	0.9pts
USSTC Share of Total Category	-1.2%	72.7%	-2.8 pts	-0.3pts
USSTC Share of Premium	-3.2%	89.1%	0.6 pts	0.3pts
USSTC Share of Price Value	19.5%	28.5%	-1.5 pts	0.1pts

(1) RAD-SVT – Retail Activity Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.

Since the incidence of oral tobacco use by members of the military tends to be significantly higher than that of the broad adult population, the movement of armed forces stationed in the U.S., particularly reservists, to the Middle East had a negative impact on RAD-SVT results since it only measures domestic retail shipments.